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                            _________________ Shares

                     American Communications Services, Inc.

                                  Common Stock

                               Purchase Agreement
                                                                 April    , 1997
The Huff Alternative Income Fund, L.P.
[address]
ING Equity Partners, L.P. I
[address]
Apex Investment Fund I, L.P.
[address]

Gentlemen:

         American Communications Services, Inc., a Delaware corporation (the "Company") proposes to issue and sell ________ shares of its common stock , par value $.01 per share (the "Purchaser Shares") to you in the amounts listed opposite your name in Schedule I hereto (the "Purchaser Stockholders"), subject to the terms and conditions set forth below. Reference is made to the Underwriting Agreement, dated _________________, by and among Alex. Brown & Sons Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation, as Representatives of the several underwriters named in Schedule I thereto (the "Underwriting Agreement").

         1. Except to the extent set forth in Section 2 below, the terms and conditions of the Underwriting Agreement are incorporated by reference herein and specifically made a part hereof:

                 a.       Section 1, in its entirety;

                 b.       The first paragraph of Section 2;

                 c.       The first and third paragraphs of Section 4;

                 d.       Paragraphs (a) through (f) and (h) through (r) of
Section 5;

                 e.       Section 6, in its entirety

                 f. Section 7, in its entirety, except for the text before the first comma in paragraph (a);

                 g.       All but the last paragraph of Section 8;

                 h.       Section 9 in its entirety;

                 i.       All but the first paragraph of Section 10.

         2. When incorporating herein by reference thereto the provisions of the Underwriting Agreement:

                 a. the terms "Underwriter(s)" and "Representative(s)" are replaced by the term Purchaser Stockholder;

                 b.       the term "Purchase Price" shall mean $_____ ;

                 c. the term "Firm Shares" and "Shares" are replaced by Purchaser Shares.

                 d. all references to "Additional Shares" and "Option Closing Date" shall be deleted;

                 e. all references to this Purchase Agreement shall be replaced with the term Underwriting Agreement in paragraph (o) of Section 8; and

                 f. reference to New York in Section 10 shall be replaced with Maryland.
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         3.      You represent and warrant that, together, the Purchaser
Stockholders have the ability to waive, on behalf of, and your execution and delivery of this Purchase Agreement shall be conclusive evidence of the waiver by, the holders of the Preferred Stock of the Company of their and your preemptive rights, if any, in connection with the transactions contemplated by the Underwriting Agreement and this Purchase Agreement.

         Please confirm that the foregoing correctly sets forth the agreement between the Company and the Purchaser Stockholders.

                                          Very truly yours,

                                          AMERICAN COMMUNICATIONS SERVICES, INC.

                                          By.
                                             ----------------------------------
                                                  Name:
                                                  Title:

Accepted as of the date first above written.

THE HUFF ALTERNATIVE INCOME FUND, L.P.

By.
   ---------------------------------------------
         Name:
         Title:

ING EQUITY PARTNERS, L.P. I

By.
   ---------------------------------------------
         Name:
         Title:

APEX INVESTMENT FUND I, L.P.

By.
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         Name:
         Title: